EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter's, Inc. Reports First Quarter Fiscal 2014 Results

•	Net Sales $652 Million, Up 10%

•	Total U.S. Direct-to-Consumer Sales: Carter's +11%, OshKosh +15%

•	EPS $0.63, Down 8%; Adjusted EPS $0.73, Down 8%

ATLANTA, April 28, 2014 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its first quarter fiscal 2014 results.

“Despite the severe winter weather earlier this year, we continued to see strong demand for our brands and achieved a record level of first quarter sales.  We believe consumers are responding to the strength and compelling value of our Spring product offerings,” said Michael D. Casey, Chairman and Chief Executive Officer.  “Our sales growth in the first quarter was driven by our Carter’s brand with strong performance in both our wholesale and retail businesses. As expected, earnings were affected by higher product costs and investments to support our growth strategies. We’re forecasting good growth in sales and earnings, and expect to achieve our growth objectives this year.”

First Quarter of Fiscal 2014 compared to First Quarter of Fiscal 2013
Consolidated net sales increased $60.6 million, or 10.3%, to $651.6 million.  Net domestic sales of the Company’s Carter’s brands increased $45.3 million, or 9.9%, to $502.0 million.  Net domestic sales of the Company’s OshKosh B’gosh brand increased $5.6 million, or 7.6%, to $79.1 million.  Net international sales increased $9.7 million, or 15.9%, to $70.5 million. Changes in foreign currency exchange rates in the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013 negatively impacted net sales in the first quarter of fiscal 2014 by $4.0 million. The Company's retail operations in Japan, which the Company substantially exited at the end of the first quarter of fiscal 2014, contributed $4.4 million in net sales in the first quarter of fiscal 2014, compared to $3.5 million in the first quarter of fiscal 2013.

Operating income in the first quarter of fiscal 2014 decreased $5.4 million, or 8.1%, to $61.5 million, compared to $66.9 million in the first quarter of fiscal 2013.

First quarter fiscal 2014 operating income includes net expenses totaling $8.6 million related to the following: the amortization associated with the acquisition of tradenames; the office consolidation; the revaluation of contingent consideration associated with the acquisition of Bonnie Togs in 2011; the Hogansville, Georgia distribution center closure; and the Japan retail operations exit. First quarter fiscal 2013 operating income included expenses totaling $9.5 million related to the office consolidation, the revaluation of the Bonnie Togs contingent consideration, and the Hogansville distribution center closure.

Excluding the net expenses noted above in both periods, adjusted operating income in the first quarter of fiscal 2014 decreased $6.3 million, or 8.3%, to $70.1 million, compared to $76.4 million in the first quarter of fiscal 2013. The decrease in adjusted operating income reflects increased retail, distribution, and information technology spending to support the Company's growth initiatives and higher product costs that were partially offset by improved pricing.

Net income in the first quarter of fiscal 2014 decreased $7.1 million, or 17.2%, to $34.3 million, or $0.63 per diluted share, compared to $41.4 million, or $0.69 per diluted share, in the first quarter of fiscal 2013.  Excluding the expenses noted above in both periods, adjusted net income in the first quarter of fiscal 2014 decreased $7.8 million, or 16.4%, to $39.9 million, compared to $47.7 million in the first quarter of fiscal 2013. Adjusted earnings per diluted share in the first quarter of fiscal 2014 decreased 7.5% to $0.73, compared to $0.79 per diluted share in the first quarter of fiscal 2013.

Cash flow from operations in the first quarter of fiscal 2014 was $30.6 million compared to $53.1 million in the first quarter of fiscal 2013.  The decrease principally reflects changes in net working capital and a decrease in earnings.

Business Segment Results

Carter’s Segments
Carter’s retail segment sales increased $21.9 million, or 10.5%, to $230.3 million. The increase was driven by incremental sales of $19.9 million from new retail store openings and $10.2 million growth in eCommerce sales. This growth was partially offset by an $8.1 million decrease in comparable retail store sales and $0.2 million in lower sales due to retail store closings. Carter's direct-to-consumer comparable sales increased 1.0%, comprised of eCommerce comparable sales growth of 28.5% and a retail store comparable sales decline of 4.7%. The Company believes that the comparable retail store sales decline in the first quarter of fiscal 2014 was largely driven by the severe winter weather which caused a significantly higher number of store closures and the shift of Easter shopping into April. Retail store comparable sales improved meaningfully for the four fiscal weeks ended April 26, 2014 compared to the four fiscal weeks ended April 27, 2013.

In the first quarter of fiscal 2014, the Company opened 16 Carter’s retail stores in the United States and closed one.  The Company operated 491 Carter’s retail stores in the United States as of March 29, 2014.

Carter’s wholesale segment sales increased $23.5 million, or 9.4%, to $271.6 million, reflecting growth in all Carter's brands.

OshKosh B’gosh Segments
OshKosh retail segment sales increased $8.2 million, or 14.8%, to $63.6 million. The increase was driven by incremental sales of $4.6 million from new retail store openings, $2.9 million in higher eCommerce sales, and a $1.4 million increase in comparable retail store sales. This growth was partially offset by $0.6 million in lower sales due to retail store closings. OshKosh direct-to-consumer comparable sales increased 7.7%, comprised of eCommerce comparable sales growth of 31.8% and a retail store comparable sales increase of 3.0%. The Company believes that the comparable retail store sales in the first quarter of fiscal 2014 were adversely affected by the severe winter weather which caused a significantly higher number of store closures and the shift of Easter shopping into April. Retail store comparable sales improved meaningfully for the four fiscal weeks ended April 26, 2014 compared to the four fiscal weeks ended April 27, 2013.

In the first quarter of fiscal 2014, the Company opened six OshKosh retail stores in the United States and closed one. The Company operated 186 OshKosh retail stores in the United States as of March 29, 2014.

OshKosh wholesale segment sales decreased $2.6 million, or 14.3%, to $15.6 million.

International Segment
International segment sales increased $9.7 million, or 15.9%, to $70.5 million, principally driven by growth in the Company's wholesale businesses. Changes in foreign currency exchange rates in the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013 negatively impacted international net sales in the first quarter of fiscal 2014 by $4.0 million, or 6.5%. On a constant currency basis, international segment net sales increased 22.4%.

Canadian comparable retail store sales declined 10.2%, or approximately $2.8 million. The Company believes that the comparable retail store sales decline in the first quarter of fiscal 2014 was largely driven by the severe winter weather which caused a significantly higher number of store closures and the shift of Easter shopping into April. Retail store comparable sales in Canada improved meaningfully for the four fiscal weeks ended April 26, 2014 compared to the four fiscal weeks ended April 27, 2013. In the first quarter of fiscal 2014, the Company opened two retail stores in Canada and closed one. The Company operated 103 retail stores in Canada as of March 29, 2014.

Dividends
In the first quarter of fiscal 2014, the Company's Board of Directors authorized a 19% increase ($0.03 per share) to the quarterly cash dividend, to $0.19 per share. Dividends totaling $10.2 million were paid on March 20, 2014. Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company's future financial performance and other considerations.

Stock Repurchase Activity
Accelerated Stock Repurchase Agreements
As previously disclosed, the Company entered into accelerated stock repurchase ("ASR") agreements of $400 million in the third quarter of fiscal 2013. The Company received and retired 4.6 million and 1.0 million shares during the third quarter of fiscal 2013 and the first quarter of fiscal 2014, respectively, at an average price of $70.99 per share.

Open Market Purchases
During the first quarter of fiscal 2014, the Company repurchased 30,151 shares of its common stock for $2.3 million at an average price of $76.03 per share in open market purchases. Subsequent to the end of the first quarter through April 25, 2014, the Company repurchased an additional 83,800 shares for $6.2 million at an average price of $74.26 per share. Year-to-date through April 25, 2014, the Company repurchased a total of 113,951 shares for $8.5 million at an average price of $74.73 per share in the open market.

As of April 25, 2014, the total remaining capacity under the Company's previously-announced repurchase authorizations was $258.7 million.

2014 Business Outlook
For the second quarter of fiscal 2014, the Company projects net sales to increase approximately 8% to 10% over the second quarter of fiscal 2013 and adjusted diluted earnings per share to be approximately comparable to adjusted diluted earnings per share of $0.46 in the second quarter of fiscal 2013. This forecast for second quarter fiscal 2014 adjusted earnings per share excludes the following anticipated expenses: approximately $6 million related to the amortization of the acquired tradenames; approximately $2 million related to the corporate office consolidation; approximately $1 million to $2 million related to net exit costs associated with retail operations in Japan; approximately $0.5 million related to the revaluation of the Bonnie Togs contingent consideration; and other items the Company believes to be nonrepresentative of underlying business performance.

For fiscal 2014, the Company projects net sales to increase approximately 8% to 10% over fiscal 2013 and adjusted diluted earnings per share to increase approximately 12% to 15% compared to adjusted diluted earnings per share of $3.37 in fiscal 2013. This forecast for fiscal 2014 adjusted earnings per share excludes the following anticipated expenses: approximately $16 million related to the amortization of the acquired tradenames; approximately $5 million related to the corporate office consolidation; approximately $2 million related to the revaluation of the Bonnie Togs contingent consideration; approximately $1 million related to net exit costs associated with retail operations in Japan; and other items the Company believes to be nonrepresentative of underlying business performance.

Conference Call
The Company will hold a conference call with investors to discuss first quarter fiscal 2014 results and its business outlook on April 28, 2014 at 8:30 a.m. Eastern Time. To participate in the call, please dial 913-312-1524. To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “First Quarter 2014 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same "Investor Relations" tab by selecting the “Webcasts & Presentations” link under the “News & Events” tab. A replay of the call will be available shortly after the broadcast through May 7, 2014, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 5135253. The replay will also be archived on the Company's website.

About Carter's, Inc.
Carter's, Inc. is the largest branded marketer in the United States of apparel and related products exclusively for babies and young children. The Company owns the Carter's and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 700 Company-operated stores in the United States and Canada and on-line at www.carters.com and www.oshkoshbgosh.com. The Company's Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter's is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated financial results for the second quarter of fiscal 2014 and fiscal year 2014, or any other future period, assessment of the Company's performance and financial position, and drivers of the Company's sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include the risks of: losing one or more major customers or vendors or financial difficulties for one or more of our major customers or vendors; the Company's products not being accepted in the marketplace; changes in consumer preference and fashion trends; negative publicity; the Company failing to protect its intellectual property; the breach of the Company's consumer databases, systems or processes; incurring costs in connection with cooperating with regulatory investigations and proceedings; increased leverage, not being able to repay its indebtedness and being subject to restrictions on operations by the Company's debt agreements; increased production costs; deflationary pricing pressures; decreases in the overall level of consumer spending; disruptions resulting from the Company's dependence on foreign supply sources; the Company's foreign supply sources not meeting the Company's quality standards or regulatory requirements; disruptions in the Company's supply chain, including distribution centers or in-sourcing capabilities or otherwise, including the risk of slow-downs, disruptions or strikes in the event that a new agreement between the port through which we source substantially all of our products and International Longshore and Warehouse Union is not reached by July 1, 2014; the loss of the Company's principal product sourcing agent; increased competition in the baby and young children's apparel market; the Company being unable to identify new retail store locations or negotiate appropriate lease terms for the retail stores; the Company not adequately forecasting demand, which could, among other things, create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; not attracting and retaining key individuals within the organization; failure to implement needed upgrades to the Company's information technology systems; disruptions resulting from the Company's transition of distribution functions to its new Braselton facility and not achieving planned efficiencies; being unsuccessful in expanding into international markets and failing to successfully manage legal, regulatory, political and economic risks of international operations, including maintaining compliance with worldwide anti-bribery laws; incurring substantial costs as a result of various claims or pending or threatened lawsuits; and the failure to declare future quarterly dividends. Many of these risks are further described in the most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Fiscal quarter ended
	March 29, 2014	March 30, 2013
Net sales	$651,643	$591,009
Cost of goods sold	389,918	347,947
Gross profit	261,725	243,062
Selling, general, and administrative expenses	210,095	185,361
Royalty income	(9,901)	(9,242)
Operating income	61,531	66,943
Interest expense	6,897	1,294
Interest income	(132)	(191)
Other expense, net	596	573
Income before income taxes	54,170	65,267
Provision for income taxes	19,873	23,852
Net income	$34,297	$41,415

Basic net income per common share	$0.64	$0.70

Diluted net income per common share	$0.63	$0.69

Dividend declared and paid per common share	$0.19	$—

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal quarter ended
	March 29, 2014	% of Total	March 30, 2013	% of Total
Net sales:
Carter’s Wholesale	$271,628	41.7%	$248,178	42.0%
Carter’s Retail (a)	230,328	35.3%	208,429	35.3%
Total Carter’s	501,956	77.0%	456,607	77.3%
OshKosh Retail (a)	63,558	9.8%	55,345	9.4%
OshKosh Wholesale	15,585	2.4%	18,186	3.1%
Total OshKosh	79,143	12.2%	73,531	12.4%
International (b)	70,544	10.8%	60,871	10.3%
Total net sales	$651,643	100.0%	$591,009	100.0%

Operating income:		% of segment net sales		% of segment net sales
Carter’s Wholesale	$46,867	17.3%	$50,410	20.3%
Carter’s Retail (a)	42,979	18.7%	39,644	19.0%
Total Carter’s	89,846	17.9%	90,054	19.7%
OshKosh Retail (a)	(4,489)	(7.1)%	(5,391)	(9.7)%
OshKosh Wholesale	2,025	13.0%	2,908	16.0%
Total OshKosh	(2,464)	(3.1)%	(2,483)	(3.4)%
International (b) (c)	4,036	5.7%	4,598	7.6%
Total segment operating income	91,418	14.0%	92,169	15.6%
Corporate expenses (d) (e)	(29,887)	(4.6)%	(25,226)	(4.3)%
Total operating income	$61,531	9.4%	$66,943	11.3%

(a)	Includes eCommerce results.

(b)	Net sales includes international retail, eCommerce, and wholesale sales. Operating income includes international licensing income.

(c)
Includes charges associated with the revaluation of the Company’s contingent consideration of approximately $0.5 million and $0.9 million for the first quarter ended March 29, 2014 and March 30, 2013, respectively. Also includes a benefit of approximately $0.4 million for the quarter ended March 29, 2014, reflecting a favorable recovery on inventory related to the Company's exit from Japan retail operations. There were no such costs related to Japan for the quarter ended March 30, 2013.

(d)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(e)	Includes the following charges:

	Fiscal quarter ended
(dollars in millions)	March 29, 2014	March 30, 2013
Closure of distribution facility in Hogansville, GA (1)	$0.3	$0.6
Office consolidation costs	$2.0	$8.0
Amortization of H.W. Carter and Sons tradenames	$6.3	$—

(1) Continuing operating costs associated with the closure of the Company's distribution facility in Hogansville, Georgia.

Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	March 29, 2014	December 28, 2013	March 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$277,236	$286,546	$397,563
Accounts receivable, net	205,166	193,611	178,360
Finished goods inventories, net	363,018	417,754	284,525
Prepaid expenses and other current assets	26,362	35,157	21,612
Deferred income taxes	37,343	37,313	31,708
Total current assets	909,125	970,381	913,768
Property, plant, and equipment, net	316,786	307,885	182,193
Tradenames and other intangibles, net	323,967	330,258	305,974
Goodwill	184,604	186,077	188,731
Deferred debt issuance costs, net	7,758	8,088	2,682
Other assets	10,109	9,795	4,333
Total assets	$1,752,349	$1,812,484	$1,597,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,439	$164,010	$97,884
Other current liabilities	75,235	105,129	72,590
Total current liabilities	178,674	269,139	170,474
Long-term debt	586,000	586,000	186,000
Deferred income taxes	118,032	121,434	112,015
Other long-term liabilities	140,493	135,180	106,004
Total liabilities	$1,023,199	$1,111,753	$574,493

Commitments and contingencies

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at March 29, 2014, December 28, 2013, and March 30, 2013.	—	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 53,742,906, 54,541,879, and 59,358,011 shares issued and outstanding at March 29, 2014, December 28, 2013, and March 30, 2013, respectively	537	545	594
Additional paid-in capital	11,420	4,332	248,032
Accumulated other comprehensive loss	(12,842)	(10,082)	(12,670)
Retained earnings	730,035	705,936	787,232
Total stockholders’ equity	729,150	700,731	1,023,188
Total liabilities and stockholders’ equity	$1,752,349	$1,812,484	$1,597,681

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	Fiscal quarter ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net income	$34,297	$41,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,354	12,389
Amortization of H.W. Carter and Sons tradenames	6,271	—
Non-cash revaluation of contingent consideration	454	891
Amortization of debt issuance costs	375	196
Non-cash stock-based compensation expense	4,535	4,065
Income tax benefit from stock-based compensation	(3,370)	(3,531)
Loss on disposal of property, plant, and equipment	189	88
Deferred income taxes	(3,320)	1,837
Effect of changes in operating assets and liabilities:
Accounts receivable	(11,725)	(10,402)
Inventories	53,309	64,592
Prepaid expenses and other assets	8,424	(221)
Accounts payable and other liabilities	(74,233)	(58,191)
Net cash provided by operating activities	30,560	53,128

Cash flows from investing activities:
Capital expenditures	(32,083)	(31,426)
Net cash used in investing activities	(32,083)	(31,426)

Cash flows from financing activities:
Payment of debt issuance costs	(55)	—
Repurchase of common stock	(2,292)	(8,942)
Dividends paid	(10,208)	—
Income tax benefit from stock-based compensation	3,370	3,531
Withholdings from vesting of restricted stock	(4,079)	(4,383)
Proceeds from exercise of stock options	5,546	3,760
Net cash used in financing activities	(7,718)	(6,034)

Effect of exchange rate changes on cash	(69)	(341)
Net (decrease) increase in cash and cash equivalents	(9,310)	15,327
Cash and cash equivalents, beginning of period	286,546	382,236

Cash and cash equivalents, end of period	$277,236	$397,563

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)

	Fiscal quarter ended March 29, 2014
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$261.7	$210.1	$61.5	$34.3	$0.63
Amortization of tradenames (a)	—	(6.3)	6.3	4.0	0.07
Office consolidation costs (b)	—	(2.0)	2.0	1.2	0.02
Revaluation of contingent consideration (c)	—	(0.5)	0.5	0.5	0.01
Facility-related closures (d)	—	(0.3)	0.3	0.2	—
Japan retail operations exit (e)	(1.0)	(0.6)	(0.4)	(0.3)	(0.01)
As adjusted (f)	$260.7	$200.5	$70.1	$39.9	$0.73

	Fiscal quarter ended March 30, 2013
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$243.1	$185.4	$66.9	$41.4	$0.69
Office consolidation costs (b)	—	(8.0)	8.0	5.1	0.09
Revaluation of contingent consideration (c)	—	(0.9)	0.9	0.9	0.02
Facility-related closures (d)	—	(0.6)	0.6	0.4	0.01
As adjusted (f)	$243.1	$175.9	$76.4	$47.7	$0.79

(a)	Amortization of acquired H.W. Carter and Sons tradenames.

(b)	Costs associated with office consolidation including severance, relocation, accelerated depreciation, and other charges.

(c)	Revaluation of the contingent consideration liability associated with the Company's 2011 acquisition of Bonnie Togs.

(d)	Costs associated with the closure of the Company's distribution facility in Hogansville, Georgia.

(e)	Reflects a favorable recovery on inventory related to the exit of the Company's retail business in Japan.

(f)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

Note: Results may not be additive due to rounding. Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)

	Fiscal quarter ended June 29, 2013
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$220.2	$195.0	$32.7	$19.7	$0.33
Office consolidation costs (a)	—	(10.2)	10.2	6.4	0.10
Revaluation of contingent consideration (b)	—	(1.0)	1.0	1.0	0.02
Amortization of tradenames (c)	—	(1.0)	1.0	0.6	0.01
As adjusted (d)	$220.2	$182.9	$44.9	$27.7	$0.46

	Fiscal year ended December 28, 2013
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$1,095.4	$868.5	$264.2	$160.4	$2.75
Office consolidation costs (a)	—	(33.3)	33.3	21.0	0.36
Amortization of tradenames (c)	—	(13.6)	13.6	8.6	0.15
Japan retail operations exit (e)	1.1	(3.0)	4.1	2.6	0.04
Revaluation of contingent consideration (b)	—	(2.8)	2.8	2.8	0.05
Facility-related closures (f)	—	(1.9)	1.9	1.2	0.02
As adjusted (d)	$1,096.4	$813.9	$319.8	$196.5	$3.37

(a)	Costs associated with office consolidation including severance, relocation, accelerated depreciation, and other charges.

(b)	Revaluation of the contingent consideration liability associated with the Company's 2011 acquisition of Bonnie Togs.

(c)	Amortization of acquired H.W. Carter and Sons tradenames.

(d)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(e)	Costs incurred to exit the Company's retail business in Japan.

(f)	Costs associated with the closure of the Company's distribution facility in Hogansville, Georgia.

Note: Results may not be additive due to rounding. Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS

	Fiscal quarter ended
	March 29, 2014	March 30, 2013
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	53,172,459	58,467,804
Dilutive effect of equity awards	501,322	877,404
Diluted number of common and common equivalent shares outstanding	53,673,781	59,345,208

As reported on a GAAP Basis:
Basic net income per common share:
Net income	$34,297	$41,415
Income allocated to participating securities	(470)	(602)
Net income available to common shareholders	$33,827	$40,813

Basic net income per common share	$0.64	$0.70

Diluted net income per common share:
Net income	$34,297	$41,415
Income allocated to participating securities	(467)	(595)
Net income available to common shareholders	$33,830	$40,820

Diluted net income per common share	$0.63	$0.69

As adjusted (a):
Basic net income per common share:
Net income	$39,866	$47,709
Income allocated to participating securities	(547)	(694)
Net income available to common shareholders	$39,319	$47,015

Basic net income per common share	$0.74	$0.80

Diluted net income per common share:
Net income	$39,866	$47,709
Income allocated to participating securities	(543)	(686)
Net income available to common shareholders	$39,323	$47,023

Diluted net income per common share	$0.73	$0.79

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $5.6 million and $6.3 million in after-tax expenses from these results for the first fiscal quarters of 2014 and 2013, respectively.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION

The following table provides a reconciliation of EBITDA and adjusted EBITDA for the periods indicated to net income (loss), which is the most directly comparable financial measure presented in accordance with U.S. Generally Accepted Accounting Principles (in thousands):

	Fiscal quarter ended		Four fiscal quarters ended
	March 29, 2014	March 30, 2013	March 29, 2014
(dollars in millions)
Net income	$34.3	$41.4	153.3
Interest expense	6.9	1.3	19.0
Interest income	(0.1)	(0.2)	(0.6)
Tax expense	19.9	23.9	85.1
Depreciation and amortization	21.6	12.4	77.7
EBITDA	$82.5	$78.8	$334.5

Adjustments to EBITDA
Office consolidation costs (a)	$2.0	$6.7	24.7
Revaluation of contingent consideration (b)	0.5	0.9	2.4
Facility-related closures (c)	0.3	0.5	1.0
Japan retail operations exit (d)	(1.0)	—	3.1
Adjusted EBITDA	$84.3	$86.8	$365.7

(a)
Costs related to consolidating our Shelton, Connecticut and Atlanta, Georgia offices, as well as certain functions from our other offices, into a new headquarters facility in Atlanta, Georgia. These amounts exclude costs related to accelerated depreciation as such amounts are included in the total of depreciation and amortization above.

(b)	Revaluation of the contingent consideration liability associated with the Company's 2011 acquisition of Bonnie Togs.

(c)
Costs related to the closure of a distribution facility located in Hogansville, GA, announced in the first quarter of fiscal 2012. These amounts exclude costs related to accelerated depreciation as such amounts are included in the total of depreciation and amortization above.

(d)
Fiscal quarter and four fiscal quarters ended March 29, 2014 reflect a favorable recovery of inventory and net costs associated with the exit of the Company's retail business in Japan, respectively. These amounts exclude costs related to accelerated depreciation as such amounts are included in the total of depreciation and amortization above.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with U.S. GAAP. We define EBITDA as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in the footnotes (a) - (d) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.